Exhibit 99.1

News Release

Stacy Roughan
Director, Investor Relations
DineEquity, Inc.
818-637-3632

DineEquity, Inc. Completes Sale-Leaseback of Applebee’s Headquarters in Lenexa, Kansas

Company To Pay Off $350 Million Short-Term Debt Obligation

GLENDALE, Calif., July 17, 2008 — DineEquity, Inc. (NYSE: DIN), franchisor and operator of Applebee’s Neighborhood Grill & Bar and IHOP Restaurants, today announced the completion of a sale-leaseback transaction for Applebee’s corporate headquarters building in Lenexa, Kansas. The sale-leaseback transaction generated approximately $39 million in after-tax cash proceeds. DineEquity will utilize approximately $20 million of the transaction proceeds to pay in full the balance of its $350 million consolidated funded debt obligation, which will be reflected in its July 21, 2008 securitization payment. The approximate $19 million of remaining after-tax cash proceeds is expected to be utilized for unpaid transaction related expenses associated with the acquisition of Applebee’s International, Inc., as well as for general corporate purposes.

The successful sale of the Lenexa facility follows the previously announced completion of a sale-leaseback transaction for 181 Applebee’s company-owned restaurant properties last month, which enabled an approximate $303 million reduction in consolidated funded debt. Additionally, the Company generated approximately $27 million from the sale of 26 restaurants in Applebee’s company market located in Southern California earlier this month, which was also dedicated toward the reduction of consolidated funded debt. As previously announced, the sale of 15 company-operated Applebee’s in Nevada is expected to close some time in the fourth quarter 2008.

Julia A. Stewart, DineEquity’s chairman and chief executive officer, said, “We are on track and continue to make good progress on our asset disposition strategies and our plan to reduce consolidated funded debt. We are wholly focused on our efforts to re-energize the Applebee’s brand and to execute on our strategy of franchising the majority of Applebee’s company- operated restaurants. To date, we have built a solid foundation to support the revitalization of the Applebee’s brand, and, based on the level of interest we have in company-operated restaurants, we remain confident in our ability to execute our franchising plan.”

Lenexa Transaction Details

The Lenexa sale-leaseback agreement calls for a primary lease term of 15 years with four 5-year extension options. The initial lease payment associated with the transaction is expected to total approximately $293,000 per month for the 180,000 square-foot building. This payment is expected to be offset over time as Applebee’s plans to sublease a portion of the building.

DineEquity, Inc.

450 North Brand Blvd., 7th floor

Glendale, California 91203-4415

866.995.DINE

The sale-leaseback of Applebee’s corporate headquarters building does not qualify as a sale under accounting rules. This is due to the ongoing economic involvement Applebee’s will have with the property as it intends to sublease a portion of the building. The $39 million of proceeds will be treated as a corporate borrowing and presented as a financing obligation in the company’s consolidated balance sheet. For the remainder of 2008, the leasehold obligation payments are expected to result in approximately $1.0 million and $0.6 million of corporate interest expense and financing obligation reductions, respectively. The financing obligation reductions will be treated as a financing use of cash in the Company’s consolidated statement of cash flows.

About DineEquity, Inc.

Based in Glendale, California, DineEquity, Inc. franchises and operates restaurants under the Applebee’s Neighborhood Grill & Bar and IHOP brands. With more than 3,300 restaurants combined, DineEquity is the largest full-service restaurant company in the world. For more information on DineEquity, visit the Company’s Web site located at www.dineequity.com.

Forward-Looking Statements

There are forward-looking statements contained in this news release. They use such words as “may,” “will,” “expect,” “believe,” “plan,” or other similar terminology, and include statements regarding the strategic and financial benefits of the acquisition of Applebee’s International, Inc., expectations regarding integration and cost savings, and other financial guidance. These statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results to be materially different than those expressed or implied in such statements. These factors include, but are not limited to: the implementation of the Company’s strategic growth plan; the availability of suitable locations and terms for the sites designated for development; the ability of franchise developers to fulfill their commitments to build new restaurants in the numbers and time frames covered by their development agreements; legislation and government regulation including the ability to obtain satisfactory regulatory approvals; risks associated with executing the Company’s strategic plan for Applebee’s; risks associated with the Company’s incurrence of significant indebtedness to finance the acquisition of Applebee’s; the failure to realize the synergies and other perceived advantages resulting from the acquisition; costs and potential litigation associated with the acquisition; the ability to retain key personnel after the acquisition; conditions beyond the Company’s control such as weather, natural disasters, disease outbreaks, epidemics or pandemics impacting the Company’s customers or food supplies; or acts of war or terrorism; availability and cost of materials and labor; cost and availability of capital; competition; continuing acceptance of the IHOP, International House of Pancakes and Applebee’s brands and concepts by guests and franchisees; the Company’s overall marketing, operational and financial performance; economic and political conditions; adoption of new, or changes in, accounting policies and practices; and other factors discussed from time to time in the Company’s news releases, public statements and/or filings with the Securities and Exchange Commission, especially the “Risk Factors” sections of Annual and Quarterly Reports on Forms 10-K and 10-Q. Forward-looking information is provided by the Company pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. In addition, the Company disclaims any intent or obligation to update these forward-looking statements.